May 4, 2018

PRIVATE & CONFIDENTIAL

Fusion Connect, Inc. (f/k/a Fusion Telecommunications International, Inc.)
420 Lexington Avenue, Suite 1718
New York, New York 10170

Ladies and Gentlemen:

Reference is made to the Agreement and Plan of Merger, dated as of August 26, 2017 (as it may be amended or modified from time to time in the future, the “Merger Agreement”), by and among Fusion Telecommunications International, Inc., a Delaware corporation (the “Company”), Birch Communications Holdings, Inc., a Georgia corporation, and Fusion BCHI Acquisition LLC, a Delaware limited liability company. Capitalized terms used but not defined herein have the meaning given to them in the Merger Agreement. This letter agreement amends and restates the indemnification letter agreement delivered by BCHI Holdings, LLC, a Georgia limited liability company (“Holdings”), to the Company, dated August 26, 2017, in its entirety.

Subject to the occurrence of the Closing, for a period of eighteen (18) months following the Closing (the “Indemnity Period”), Holdings agrees to indemnify and hold harmless the Company for and against any and all losses in excess of $500,000 that are related to, or arise from, any of the pending matters listed below that are incurred during the Indemnity Period; provided, that in no event will Holdings be responsible for any such losses exceeding $25,000,000 in the aggregate (the “Cap”). Holdings shall have the right to assume the defense of these matters and shall have the right to settle such matters so long as such settlement does not involve any monetary payment by the Company and/or its Subsidiaries and does not otherwise have a material adverse effect on the business of the Company and its Subsidiaries. Amounts owed by Holdings under this indemnity may be paid in cash or through the transfer to the Company of a number of shares of Company Common Stock equal to (rounded up or down to the nearest whole share) (1) the amount of such obligation divided by (2) the greater of (A) $2.00, or (B) the weighted average daily closing bid price of the Company Common Stock, as reported by NASDAQ (or any successor to such exchange), for five (5) consecutive trading days ending immediately prior to the third (3rd) Business Day preceding the date of such transfer. Any cash payment and/or return of shares of Company Common Stock shall be completed within five (5) Business Days of the date that the Company’s (or its subsidiary’s) liability has been determined. During the Indemnity Period, Holdings shall, at all times, maintain in its name liquid assets and shares of Company Common Stock with an aggregate value of no less than the Cap; provided, that for the purposes of determining the value of shares of Company Common Stock, such shares will not be deemed to have a value of less than $2.00 per share, regardless of the then-current market price for such shares.

1.
EB-IHD-17-00023706, Federal Communications Commission Letter of Inquiry to Birch Communications, Inc. (dated May 2, 2017).

2.
California Public Utilities Commission Data Request No. 1 (dated October 1, 2015), Data Request No. 2 (dated March 8, 2016), Data Request No. 3 (dated March 7, 2017); Data Request No. 4 (dated July 27, 2017) to Birch Telecom of the West, Inc. and Cbeyond Communications, LLC.

3.
Wyoming Universal Service Fund Audit Notification Letter (dated August 1, 2017).

4.
Kansas Corporation Commission Docket No. 18-BTKT-033-KSF, Audit of Birch Telecom of Kansas, Inc. by the Kansas Universal Service Fund (KUSF) Administrator Pursuant to K.S.A. 2016 Supp. 66-2010(b) for KUSF Operating Year 20, Fiscal Year March 2016-February 2017.

5.
Kansas Corporation Commission Docket No. 18-TEMT-043-KSF, Audit of Tempo Telecom, LLC by the Kansas Universal Service Fund (KUSF) Administrator Pursuant to K.S.A. 2016 Supp. 66-2010(b) for KUSF Operating Year 20, Fiscal Year March 2016-February 2017.

6.
Kansas Corporation Commission Docket No. 18-ICIT-041-KSF, Audit of Ionex Communications, Inc. by the Kansas Universal Service Fund (KUSF) Administrator Pursuant to K.S.A. 2016 Supp. 66-2010(b) for KUSF Operating Year 20, Fiscal Year March 2016-February 2017.

7.
Richard W. Huskey v. Birch Communications, Inc., Ionex Communications, Inc., Birch Telecom of Missouri, Inc and certain named individual defendants (Circuit Court of St. Louis County, Missouri)

8.
Riepen v. Cbeyond, Inc. et al

9.
EB-TCD-15-00020193, Federal Communications Commission Letter of Inquiry to Birch Communications, Inc. (dated February 23, 2018).

10.
CenturyLink Communications, LLC, and Level 3 Communications, LLC, v. Birch Communications, Inc., Formal Complaint, Proceeding No. 18-73, Bureau ID No. EB-18-MD-002 (filed with Federal Communications Commission on March 23, 2018).

11. Attorney General of the State of Illinois, People of the State of Illinois v. Birch Telecom of the Great Lakes, Inc., Subpoena Duces Tecum (ref: Document #2018005), served via U.S. Mail April 17, 2018.

12. State of Oklahoma Office of Attorney General, Investigation of Birch Telecom of Oklahoma, LLC, Investigative Demand to Produce Documentary Material or Physical Evidence and Furnish a Report (issued April 25, 2018).

This letter agreement will be governed by, and construed and enforced in accordance with, the internal Laws of the State of Delaware, without regard to any applicable conflict of laws principles (whether of the State of Delaware or any other jurisdiction). This letter agreement may be executed in two or more counterparts, all of which will be considered one and the same agreement and will become effective when counterparts have been signed by each of the parties hereto and delivered to the other party, it being understood that each party need not sign the same counterpart.

If you agree with the foregoing, please sign and return a copy of this letter agreement, which will constitute our agreement with respect to the subject matter hereof.

Very truly yours,

BCHI HOLDINGS, LLC

By: /s/ Holcombe T. Green, Jr.
Name: Holcombe T. Green, Jr.
Title: Manager

AGREED AND ACCEPTED:

FUSION CONNECT, INC.
(f/k/a Fusion Telecommunications International, Inc.)

By: /s/ James P. Prenetta, Jr.
Name: James P. Prenetta, Jr.
Title: Executive Vice President and
         General Counsel